Exhibit 99.1

Investor Contacts

Media Contacts

Andrew Cook / Linda Ventresca	Laura LeClair Accettella /
AXIS Capital Holdings Limited	Caroline Gentile
info@axiscapital.com	Kekst and Company
(441) 297-9513	(212) 521-4859

AXIS CAPITAL’S NET INCOME DOUBLES TO $532.3 MILLION FOR 2003

Pembroke, Bermuda, February 11, 2003 – AXIS Capital Holdings Limited (“AXIS Capital”)   (NYSE:  AXS) today reported a 100% increase in net income for the year ended December 31, 2003 of $532.3 million, or $3.42 per diluted share, compared to $265.1 million, or $1.91 per diluted share, for the year ended December 31, 2002, an increase of $267.2 million, or $1.51 per diluted share.

Net income for the quarter ended December 31, 2003 rose 44.2% to $160.5 million, or $0.97 per diluted share, from $111.3 million, or $0.80 per diluted share, for the fourth quarter ended December 31, 2002.

Net income excluding net realized gains and losses on investments, net of tax for the year ended December 31, 2003 was $509.2 million, or $3.28 per diluted share, compared with $239.2 million, or $1.72 per diluted share, for the year ended December 31, 2002.

Net income excluding net realized gains and losses on investments, net of tax for the fourth quarter of 2003 was $158.4 million, or $0.96 per diluted share, compared with $101.6 million, or $0.73 per diluted share, for the quarter ended December 31, 2002.

AXIS Capital Holdings Limited  106 Pitts Bay Road  Pembroke, Bermuda  HM08

Tel. 441.296.2600  Fax 441.296.3140

www.axiscapital.com

Net income excluding net realized gains and losses on investments, net of tax is a non-GAAP financial measure. A reconciliation of this measure to net income is presented at the end of this release.

Shareholders’ equity was in excess of $2.8 billion at December 31, 2003. This includes the net proceeds of $316.0 million received from the Company’s initial public offering completed in July 2003. Diluted book value per share at December 31, 2003 was $17.48, compared to $13.96 at December 31, 2002. Diluted book value per share is a non-GAAP financial measure.  A reconciliation of this measure to book value per share is presented at the end of this release.

John Charman, President and CEO, commented: “During 2003, we have generated over a 100% increase in our gross written premiums, $1.3 billion of operating cash flow as well as a 100% increase in net income. Our return on equity was in excess of 22%. Against every measure of financial performance we have clearly demonstrated the continuing, outstanding daily achievements of AXIS since our inception. We have been and will continue to be dedicated in our pursuit of creating real, significant and strategic long-term value for our shareholders.”

Gross premiums written for the year ended December 31, 2003 were $2,273.6 million compared to $1,108.0 million for the year ended December 31, 2002.  Of these premiums written: $980.7 million were derived from global insurance compared to $793.8 million in the prior year; $462.9 million from global reinsurance compared to $314.2 million in the prior year; $625.9 million from U.S. insurance; and $204.1 million from U.S. reinsurance.  Included within our global segments for 2002 was some business that is now included within our U.S. segments. Our U.S. segments, which were fully operational by the end of the first quarter of 2003, have no comparatives for the period in 2002.  For the year ended December 31, 2003 compared to the year ended December 31, 2002, net premiums written rose to $1,908.4 million from $1,018.3 million and net premiums earned increased to $1,436.2 million from $536.9 million.

For the year ended December 31, 2003, net investment income was $74.0 million and realized gains were $22.6 million, compared with $71.3 million in net investment income and $26.1 million in realized gains for the year ended December 31, 2002. Cash flow generated from operations was $1.3 billion compared with $660.6 million for the year ended December 31, 2003.

For the year ended December 31, 2003, the Company generated a combined ratio of 73.7%, a loss ratio of 51.1% and an expense ratio of 22.6% compared to 70.7%, 42.7% and 28.0%, respectively, for the year ended December 31, 2002. Over the past two years, our loss ratios have benefited from limited loss activity. In 2003, our expense ratio improved as our earned premium base accelerated.

Gross premiums written for the fourth quarter of 2003 were $479.7 million compared to $329.3 million for the fourth quarter 2002.  Of these premiums written: $280.1 million were derived from global insurance compared to $309.9 million in the corresponding quarter of 2002; $16.7 million from global reinsurance compared to $19.4 million in the corresponding quarter of 2002; $174.8 million from U.S. insurance; and $8.1 million from U.S. reinsurance. Included within our global segments for 2002 was some business that is now included within our U.S. segments. Our U.S. segments, which were fully operational by the end of the first quarter of 2003, have no comparatives for the period in 2002. For the quarter ended December 31, 2003 compared to the quarter ended December 31, 2002, net premiums written rose to $384.0 million from $323.7 million and net premiums earned increased to $400.7 million from $219.1 million.

For the quarter ended December 31, 2003, net investment income was $27.4 million and realized gains were $1.4 million, compared with $16.0 million in net investment income and $9.7 million in realized gains for the quarter ended December 31, 2002.

For the fourth quarter of 2003, the Company generated a combined ratio of 72.1%, a loss ratio of 51.9% and an expense ratio of 20.2% compared to 64.6%, 36.8% and

27.8%, respectively, for the fourth quarter of 2002. The Company’s loss ratios have benefited from relatively benign catastrophic loss activity. In 2003, our expense ratio improved as our earned premium base accelerated.

AXIS Capital will host a conference call on Thursday, February 12, 2004 at 8:30 AM (Eastern) to discuss the fourth quarter and year end financial results. This presentation will be available through an audio webcast accessible through the Investor Information section of the Company’s website at www.axiscapital.com.

In addition, a financial supplement relating to the Company’s financial results for the fourth quarter is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity of approximately $2.8 billion and locations in Bermuda, the United States and Europe.  Its operating subsidiaries have been assigned a rating of “A” (“Excellent”) by A.M. Best and a rating of “A” (“Strong”) by Standard & Poor’s.  For more information about AXIS Capital, visit the Company’s website at www.axiscapital.com.

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of U.S. dollars, except share and per share amounts)

	December 31, 2003	December 31, 2002
Assets
Cash and cash equivalents	$605,175	$729,296
Investments at fair market value (Amortized cost 2003:$3,359,102; 2002:$1,677,506)	3,385,576	1,702,990
Accrued interest receivable	29,530	16,502
Net receivable for investments sold	3,371	—
Insurance and reinsurance premium balances receivable	660,530	327,615
Deferred acquisition costs	136,281	77,166
Prepaid reinsurance premiums	164,999	49,673
Reinsurance recoverable	124,899	1,703
Intangible assets	24,579	14,079
Other assets	37,333	19,204
Total Assets	$5,172,273	$2,938,228

Liabilities
Reserve for losses and loss expenses	$992,846	$215,934
Unearned premiums	1,143,447	555,962
Insurance and reinsurance balances payable	151,381	94,803
Accounts payable and accrued expenses	67,451	24,119
Net payable for investments purchased	—	86,377
Total Liabilities	2,355,125	977,195

Shareholders’ Equity
Share capital (Authorized 800,000,000 common shares, par value $0.0125; issued and outstanding 2003;152,474,011: 2002; 138,168,520)	1,906	1,727
Additional paid-in-capital	2,000,731	1,686,599
Deferred compensation	—	(20,576)
Accumulated other comprehensive income	25,164	25,484
Retained earnings	789,347	267,799
Total Shareholders’ Equity	2,817,148	1,961,033

Total Liabilities & Shareholders’ Equity	$5,172,273	$2,938,228

Book value per share	$18.48	$14.19
Diluted book value per share	$17.48	$13.96

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

For the quarters and years ended December 31, 2003 and 2002

(Expressed in thousands of U.S. dollars, except share and per share amounts)

	Quarters ended December 31,		Years ended December 31,
	2003	2002	2003	2002
Revenues
Gross premiums written	$479,666	$329,343	$2,273,645	$1,108,003
Premiums ceded	(95,622)	(5,626)	(365,258)	(89,726)
Change in unearned premiums	16,700	(104,643)	(472,157)	(481,427)
Net premiums earned	400,744	219,074	1,436,230	536,850

Net investment incomes	27,363	15,974	73,961	71,287
Net realized gains	1,378	9,738	22,567	26,070
Other insurance related income	5,263	(639)	25,019	(639)
Total revenues	434,748	244,147	1,557,777	633,568

Expenses
Net losses and loss expenses	207,884	80,637	734,019	229,265
Acquisition costs	54,963	43,778	229,712	103,703
General and administrative expenses	26,118	17,194	94,589	46,521
Foreign exchange gains	(12,899)	(7,014)	(32,215)	(9,610)
Total expenses	276,066	134,595	1,026,105	369,879

Income before income taxes	158,682	109,552	531,672	263,689
Income tax recovery	(1,813)	(1,719)	(678)	(1,430)
Net Income	$160,495	$111,271	$532,350	$265,119

Weighted average common shares and common share equivalents - basic	152,464,156	135,975,617	144,262,881	135,442,240

Weighted average common shares and common share equivalents - diluted	166,213,948	139,796,025	155,690,763	138,480,623

Net income per share - basic	$1.05	$0.82	$3.69	$1.96

Net income per share - diluted	$0.97	$0.80	$3.42	$1.91

Insurance Ratios
Loss ratio	51.9%	36.8%	51.1%	42.7%
Expense ratio	20.2%	27.8%	22.6%	28.0%
Combined ratio	72.1%	64.6%	73.7%	70.7%

Cautionary Note Regarding Forward-Looking Statements

This release may include forward-looking statements within the meaning of the U.S. federal securities laws.   These statements involve risks, uncertainties and assumptions.  Actual events or results may differ materially from the Company’s expectations.  Important factors that could cause actual events or results to be materially different from the Company’s expectations include (1) the occurrence of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3), failure of any of the loss limitation methods we employ, (4) effects of emerging claims and coverage issues, (5) a decline in our ratings with Standard & Poor’s and A.M. Best, (6) loss of business provided to us by our major brokers, (7) general economic conditions, (8) increased competition on the basis of pricing, capacity, coverage terms or other factors and (9) changes in governmental regulations. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

In addition to the GAAP financial measures included within this release, the Company has presented “net income excluding net realized gains and losses on investments, net of tax” and “diluted book value per share,” which are non-GAAP financial measures. The Company has included the first measure as it believes that security analysts, rating agencies and investors believe that realized gains and losses are largely opportunistic and are a function of economic and interest rate conditions. As a result, the Company believes that they evaluate earnings before realized gains and losses, adjusted for tax to make performance comparisons with the Company’s industry peers. The Company has included the second measure because it takes into account the effect of dilutive securities and, therefore, the Company believes that this is a better measure of calculating shareholder returns than book value per share.

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION

NET INCOME EXCLUDING REALIZED GAINS AND LOSSES ON INVESTMENTS, NET OF TAX

For the quarters and years ended December 31, 2003 and 2002

(Expressed in thousands of U.S. dollars, except per share amounts)

	Quarters ended December 31,		Years ended December 31,
	2003	2002	2003	2002

Net income	$160,495	$111,271	$532,350	$265,119

Adjustment for net realized gains on investments	(1,378)	(9,738)	(22,567)	(26,070)
Adjustment for associated tax impact of net realized gains on investments	(669)	36	(616)	102

Net income excluding realized gains on investments, net of tax	$158,448	$101,569	$509,167	$239,151

Net income per share - diluted	$0.97	$0.80	$3.42	$1.91

Adjustment for net realized gains on investments	(0.01)	(0.07)	(0.14)	(0.19)
Adjustment for associated tax impact of net realized gains on investments	(0.00)	0.00	(0.00)	0.00

Net income excluding realized gains on investments, net of tax per diluted share	$0.96	$0.73	$3.28	$1.72

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION

DILUTED BOOK VALUE PER SHARE

As at December 31, 2003 and December 31, 2002

(Expressed in thousands of U.S. dollars, except share and per share amounts)

	December 31, 2003	December 31, 2002

Shareholders’ equity	$2,817,148	$1,961,033

Shares outstanding	152,474,011	138,168,520

Book value per share	$18.48	$14.19

Diluted book value on an “as if converted basis”

Shareholders’ equity	$2,817,148	$1,961,033
add in:
proceeds on exercise of options	62,630	58,323
proceeds on exercise of warrants	244,811	243,166

Adjusted shareholders’ equity	$3,124,589	$2,262,522

As if converted diluted shares outstanding
Shares outstanding	152,474,011	138,168,520
add in:
vesting of restricted stock	1,884,696	—
exercise of options	4,695,512	4,475,512
exercise of warrants	19,690,692	19,453,304

Diluted shares outstanding	178,744,911	162,097,336

Diluted book value per share	$17.48	$13.96

In the fourth quarter of 2003, the Company adopted, prospectively, the fair value recognition provisions of SFAS 123 “Accounting for Stock-Based Compensation”, for all stock-based employee compensation granted, modified or settled after January 1, 2003.

In addition, with respect to unvested restricted stock awards, the amount of deferred compensation is eliminated from share capital and additional paid-in-capital. This charge impacts the calculation of “Book value per share” but has no impact on the calculation of “Diluted book value per share”.